November 20, 2015

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Cannabis Sativa, Inc.  pertaining to our firm included in Item 4.01 of the Form 8-K dated November 17, 2015 and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

/s/ HJ & Associates,  LLC

HJ & Associates, LLC